Exhibit 10.15

English Summary of Loan Agreement

Between TiGenix SAU and Madrid Network

Dated 30 July 2013

TiGenix SAU (the “Borrower”) and Madrid Network (the “Lender”) entered into the Loan Agreement (the “Agreement”) on 30 July 2013.

The key terms and conditions of the Agreement are as follows:

1.                                      Term: until 31 December 2025 (the “Maturity Date”).

2.                                      Total Amount: €985,387.50.

3.                                      Purpose of the Loan: development by the Borrower of the Project.

5.                                      Repayments: The Borrower will make 20 half-yearly and successive payments to repay capital and interest which shall accrue from 1 July 2016, once the Grace Period has elapsed and in accordance with the Repayment schedule. The first repayment of the loan must be made on 1 July 2016 and the last on 31 December 2025.

The Borrower may at any time repay the loan in advance, giving three month notice of the date of repayment, which must coincide with one of the half-yearly repayment dates. However, if the early cancellation should result in expenses amounting to a kind of penalty suffered by the Lender, the Madrid Community, the Ministry of Science and Innovation, or any other administrative body, these will be settled and paid by the Borrower.

6.                                      Grace Period: the Parties agreed to establish an extraordinary grace period for repayment of the capital, amortization and interest (the “Grace Period”), which will expire on 31 December 2015.

7.                                      Interests: The loan capital will accrue interests to be paid on expiration of the Grace Period. The interest will be payable with the same frequency as the capital repayments to the Lender, based on a fixed annual interest rate of 1.232%. Payment of such interest will be made as indicated in the Repayment schedule. Any amount due from the Borrower but not paid on the dates set out in this Agreement will accrue late payment interest in favor of the Lender.

8.                                      Borrower’s Obligations:

a.                   To return the capital lent through 20 equal and successive half-yearly repayments of capital and interests to be paid at the end of each half-yearly period from 31 December 2014 to the Maturity Date, in accordance with the Repayment schedule.

b.                   To faithfully comply with the Activities, Costs and Investments Plan. Any significant change to the compliance with this Plan must be approved in advance by the Lender, which, in turn, must notify the Community of Madrid of the proposed modification. Approval will be granted only in the event that the Community of Madrid does not object to the modification.

c.                    To allow the Lender to verify the investments made and costs financed using the loan, which should not differ substantially from those defined in the Activities, Costs and Investments Plan organized by half-yearly milestones.

d.                   To provide the Lender with the financial statements for the last three years as well as the annual financial statements and management reports throughout the term of the Agreement. In the event of any imbalance or reasonable doubts or reservations or if no opinion is issued regarding the audit report presented by the Borrower, the Lender shall be entitled to seek, at the cost and account of the Borrower, a second audit from any audit company it deems fit. Furthermore, the Borrower undertakes to provide any financial or accounting information that the Lender might request within a maximum of 15 days.

e.                    Not to assign or transmit the Agreement or any of the rights or obligations deriving thereof, for any title or cause. Assignment will be any sell-off of this contract or the rights and obligations contained therein, including those that might occur through contributions of any kind to other companies, mergers, other corporate transformations or capital increases that imply a substantial change in the current composition of the Borrower’s shareholding.

f.                     To enable the Lender to monitor the technical, economic, financial and legal performance of the Project. The Borrower must also provide such documentation as may be required for said purposes, subject to a confidentiality agreement.

g.                    To inform the Lender of any agreements that might directly or indirectly affect the loan, or the solvency or repayment capacity of the Borrower.

h.                   To comply with the Service Contract agreed with the Lender.

i.                       To obtain and maintain throughout their term the contract authorizations, permits and licenses or approvals that might be required for the development of its activities or for meeting its obligations arising from this Agreement.

j.                      To keep insured all goods and installations against the risk of damage with a leading insurance company. To apply all compensations received from the insurance or from a third party to replacing or repairing the damage goods.

k.                   To immediately inform the Lender of the occurrence of any circumstance which might be a cause of early termination of this Agreement.

l.                       Not to establish, extend or permit any mortgage, lien, charge or other in rem guarantees or right on the movable property or real estate, provided that these relate to property or assets that affect the Project, without an express prior consent from the Lender.  The lender may subject its consent to a guarantee being established beforehand in its favor.

m.               Not to make any loan to any subsidiary or shareholder without prior consent of the Lender when such loans would result in a reduction in the solvency of the Borrower below the ratio set out in the Agreement.

n.                   To report any litigation, arbitration or procedures of any kind that would have a substantial detrimental effect upon its business or financial situation, or its capacity to comply with its obligations under this Agreement, or that might call into question the validity or enforceability of the Agreement.

o.                   To inform the Lender of any substantial modifications to its by-laws.

p.                   To send to the Lender on a half-yearly basis a list of invoices and evidence of costs and investments made by the Borrower in the previous six-month period, together with a reconciliation with changes to its treasury numbers as well as a report justifying its actions financed using the loan received in the previous quarter.

q.                   Being the current composition of the Borrower’s shareholding of particular importance, the parties agree that any change in the current holding of TiGenix NV in the share capital of the Borrower will be a cause of termination.

9.                                      Guarantees:

a.                   Warrant: the Borrower hereby hands over a bank warrant for the amount of €985,387.50, granted by Bankinter, S.A. in favor of the Lender. This bank warrant will remain in force throughout the whole term of the loan and is payable on first demand, expressly waiving all benefits of liquidation and will only be executed by the Lender in the event of the Borrower’s breach of its obligations under the Agreement.

b.                   Prohibition on reducing capital, paying dividends and repurchasing shares: obligation, jointly accepted by the Borrower not to reduce its capital or pay dividends or carry out any acquisitions of its own shares (treasury shares) without prior written consent from the Lender, until the loan has been repaid in full with all interest. Also, the Borrower accepts any limitation or prior control by the Lender on transactions with any companies of its group. The Lender will give its consent to said operations provided they are previously reported and do no breach the solvency ratio set out in the Agreement.

c.                    Maintenance of net equity: the Borrower undertakes to maintain net equity of at least 25% of the outstanding balance of the loan’s capital. Furthermore, the Borrower guarantees that its share capital is fully paid up, and that there are no amounts pending disbursement at the present date.

11.                               Early Termination:

a.                   Borrower’s failure to pay one of the repayments and failure to terminate this loan when early termination is mandatory.

b.                   Borrower’s material breach of any binding obligation under the Agreement if in three working days, following a notification thereof, the Borrower does not cure the breach, as well as any material breach of any of the payment obligations contractually or legally assumed by the Borrower in any agreement signed with the Lender or with third parties.

c.                    All material breach of the Activities, Costs and Investments Plan, when said breach would have an impact on the funds needed to carry out the Project.

d.                   In the event of significant deviation from the Plan, even if this is approved by the Lender, or in the event of any situations that might result in significant non-compliance with the estimated sales or cost levels of the associated investments, or problems with the treasury or cash flows of the Borrower to a degree that raises doubts as to the viability of the Borrower, and in case the Borrower undertakes to provide sufficient funds, to offset the impact of any such changes, if after a period of six months from the time that the Borrower is notified of any such situation, the Borrower has not proceeded to provide the aforementioned funds sufficiently to offset the impact referred to. (A significant non-compliance with the estimated sales or cost levels of the associated investments, or problems with the treasury or cash flows of the Borrower, shall be understood to mean any unjustified change in excess of 10%).

e.                    In the event that any of the declarations or statements made by the Borrower, or any data or documents provided by it during the execution of this Agreement, prove to be false, incorrect or inaccurate (unless the lack of truthfulness or accuracy is not substantial), or in the event of omitting significant information that, had it been known by the Lender, would have resulted in the Borrower not being granted the loan.

f.                     In the event that an auditor does not issue an opinion on the financial statements or if any such opinion is negative, or if the opinion is issued with reservations that leave any doubt as to whether the Borrower will be able to comply with its obligations under this Agreement.

g.                    In the event of substantial deterioration of the Borrower’s business.

h.                   In case the Borrower ceases its business or agrees on its dissolution, liquidation and the merger or absorption thereof or in case of closure, segregation or dismantle of a substantial part of its establishments or set of assets without receiving any equivalent payment in exchange, and any substantial change or modification in the company’s purpose or form.

i.                       If any other debt contracted by the Borrower becomes liquid and due and such amount might compromise the solvency of the Borrower in meeting its obligations under the loan.

j.                      In the event that the Borrower for any reason ceases to be associated with the Lender.

k.                   In the event that this Agreement is terminated, the Lender may demand the immediate repayment of the amount outstanding on the loan, together with all corresponding interest, as if this was the normal expiration of the loan.

12.                               This Agreement and any relevant dispute resolutions must be governed by ius commune.

13.                               Any dispute arising between the parties under the Agreement will be submitted exclusively to the courts and tribunals of the city of Madrid.

14.                               Appendices:

•                  Collaboration Agreement of 23 May 2011 between Madrid Network and the Ministry of Economy and Finance.

•                  Collaboration Agreement of 27 October 2011 between the national government through the Ministry of Science and Innovation and the Community of Madrid through the Madrid Institute of Development.

•                  TiGenix SAU Financial Statement as of December 2012.

•                  Activities, Costs and Investments Plan schedule.

•                  Bank warrant for the amount of €985,387.50, granted by Bankinter, S.A. in favor of the Lender.

•                  Repayment schedule.